Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NABUFIT GLOBAL, INC.", CHANGING ITS NAME FROM "NABUFIT GLOBAL, INC." TO "NEWBRIDGE GLOBAL VENTURES, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF OCTOBER, A.D. 2017, AT 5:39 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4538886 8100
SR# 20176870691

Authentication: 203499605
Date: 11-01-17

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NABUFIT GLOBAL, INC.

Nabufit Global, Inc. (the "**Company**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**"), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this "**Amendment**") amends the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "**Certificate**").

2. This Amendment was approved and duly adopted in accordance with Section 242 of the DGCL, and has been duly approved by written consent of the stockholders of the Company in accordance with Section 228 of the DGCL.

3. Article I of the Certificate is hereby amended to state that the name of the Corporation is "NewBridge Global Ventures, Inc."

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be effective as of November 21, 2017.

NABUFIT GLOBAL, INC.

By: [signature]

Name: Robert Bench

Title: Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:39 PM 10/31/2017
FILED 05:39 PM 10/31/2017
SR 20176870691 - File Number 4538886